As filed with the Securities and Exchange Commission on May 12, 2004

Registration No. 333________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

_________________

PENTAIR, INC.

Minnesota	41-0907434
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

5500 Wayzata Boulevard, Suite 800	55416
Golden Valley, Minnesota	(Zip Code)
(Address of Principal Executive Offices)

_________________

Pentair, Inc. Employee Stock Purchase and Bonus Plan (As Amended and Restated
Effective May 1, 2004)
(Full title of the plan)

_________________

Louis L. Ainsworth, Esq.	With a copy to:
Vice President and General Counsel	Jennie A. Clarke, Esq.
Pentair, Inc.	Henson & Efron, P.A.
5500 Wayzata Boulevard, Suite 800	220 Sixth Avenue South, Suite 1800
Golden Valley, Minnesota 55416	Minneapolis, Minnesota 55402
(763) 545-1730	(612) 339-2500
(Name, address and telephone number, including area
code, of agent for service)

_________________

Approximate date of commencement of proposed sale to the public:
Immediately upon the filing of this Registration Statement

_________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be	Amount to be	Proposed Maximum Offering	Proposed Maximum Aggregate	Amount of
Registered	Registered	Price per Share(1)	Offering Price(1)	Registration Fee

Common Stock, par value
$.16 2/3 per share(2)	1,000,000 shares	$56.57	$56,570,000	$7,167.42

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 on the basis of the average high and low sales price of the common stock on the New York Stock Exchange Composite Tape on May 10, 2004.
(2)	Each share of common stock has one common share purchase right attached to it under the Rights Agreement, dated as of July 21, 1995, between Pentair and Norwest Bank, N.A. (now Wells Fargo Bank).

INCORPORATION OF PRIOR REGISTRATION STATEMENT BY REFERENCE

        This Registration Statement relates to the registration of 1,000,000 shares of common stock for issuance under the Pentair, Inc. Employee Stock Purchase Plan (as Amended and Restated Effective May 1, 2004) (the “Plan”). On January 2, 1990, Pentair previously registered 1,000,000 shares for issuance under the Plan. On April 30, 2004, the shareholders approved the amended and restated Plan. The contents of the prior Registration Statement on Form S-8 (No. 333-38534) is incorporated herein by this reference. Pursuant to instruction E to Form S-8, this Registration Statement omits the information contained in the prior Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        In accordance with Rule 428 under the Securities Act of 1933, as amended (the “1933 Act”), Pentair will distribute a Prospectus prepared in accordance with Part I of Form S-8 to participants in the Plan. We have omitted the Prospectus from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

        The following documents that we have filed or will file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are incorporated in this Registration Statement by this reference:

(a)	Pentair’s Annual Report on Form 10-K for the year ended December 31, 2003;
(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2003;
(c)	definitive proxy statement, dated March 19, 2004, for the annual meeting of shareholders held April 30, 2004; and
(d)	the description of the shares of Pentair, Inc. common stock contained in the Form 8 dated August 10, 1990, constituting Amendment No. 2 to the Registration Statement on Form 10 dated April 29, 1970 registering such shares under the Exchange Act (Commission File No. 0-4689), including any amendment or report updating such description.

All documents subsequently filed by Pentair, Inc. pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, also shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

Item 8.   Exhibits

Exhibit Number	Description
(4.1)*	Second Restated Articles of Incorporation as amended through May 1, 2002 (Incorporated by reference to Exhibit 3.1 contained in Pentair’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2002).
(4.2)*	Third Amended and Superceding By-Laws as amended effective through May 1, 2002 (Incorporated by reference to Exhibit 3.2 contained in Pentair’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2002).
(4.3)*	Rights Agreement dated July 21, 1995 between the Norwest Bank N.A. and Pentair, Inc. (incorporated by reference to Exhibit 4.1 to Pentair’s quarterly report on Form 10-Q for the quarter ended June 30, 1995).
(4.4)*	Form of Indenture, dated June 1, 1999, between Pentair, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 to Pentair’s annual report on Form 10-K for the year ended December 31, 2000).
(4.5)*	Pentair, Inc. Employee Stock Purchase and Bonus Plan (as Amended and Restated Effective May 1, 2004) (incorporated by reference to Appendix H to Pentair’s definitive Schedule 14A proxy statement for its 2004 annual meeting of shareholders held April 30, 2004, filed with the SEC on March 19, 2004).
(15.1)**	Letter of Deloitte & Touche LLP regarding Unaudited Financial Information
(23.1)**	Consent of Deloitte & Touche LLP.
(24.1)**	Power of Attorney.

*  Previously filed
**Filed herewith

Item 9.   Undertakings.   Undertakings required by Item 512 (a), (b) and (h) of Regulation S-K:

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	The By-Laws of the Company and any existing insurance policy provide for the indemnification of members of the Board of Directors and Company officers for certain liabilities and costs incurred by them in connection with performance of their duties, including administration of the Plan.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden Valley, State of Minnesota, on the 11th day of May, 2004.

PENTAIR, INC.
By:	/s/ Randall J. Hogan

Randall J. Hogan President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on May 11, 2004 in the capacities indicated.

Signature	Title

/s/ Randall J. Hogan	Chairman and Chief Executive Officer
(principal executive officer)
Randall J. Hogan

/s/ David D. Harrison	Executive Vice President and Chief Financial Officer
(principal financial and accounting officer)
David D. Harrison

* Glynis A. Bryan	Director

* Barbara B. Grogan	Director

* Charles A. Haggerty	Director

* David A. Jones	Director

* Stuart Maitland	Director

* Augusto Meozzi	Director

* William T. Monahan	Director

* Karen E. Welke	Director

* By	/s/ Louis L. Ainsworth

Louis L. Ainsworth Attorney-in-Fact

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden Valley, State of Minnesota, on May 11, 2004.

PENTAIR, INC.
By:	/s/ Louis L. Ainsworth

Plan Administrator

PENTAIR, INC.

EXHIBIT INDEX TO
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description

15.1	Letter of Deloitte & Touche LLP regarding Unaudited Financial Information

23.1	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney.